SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of September 18, 2015, to the Distribution Agreement, dated as of June 28, 2013, as amended December 5, 2013 (the “Agreement”), is entered into by and between ADVISORS SERIES TRUST, a Delaware business trust, (the “Trust”) on behalf of its series, the SEMPER CAPITAL FUNDS (the “Fund”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability corporation (the “Distributor”).

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW THEREFORE, pursuant to Section 10, Paragraph B of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended
Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST                                                                           QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess                                                       By: /s/ James R. Schoenike

Printed Name: Douglas G. Hess                                                                           Printed Name: James R. Schoenike

Title: President                                                                                                        Title: President

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Amended Exhibit B to the Distribution Agreement

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at September, 2015

Regulatory Distribution Annual Services Per Fund*
.5 basis point on average net assets over $[   ] plus
Base annual fee:
▪	$[ ] /fund
Basic Distribution Fee to be offset by: Underwriter Concessions.
If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance.  The remaining 20% will be retained by Quasar to offset Quasar expenses.

Standard Advertising Compliance Review
▪	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter.
▪
$[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$[ ] /year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$[ ] /FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees
Fund Fact Sheets
▪	Design - $[ ] /fact sheet, includes first production
▪	Production - $[ ] /fact sheet per production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees (Including late U5 charge if applicable)
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule above.

Semper Capital Management, L.P.

By: /s/Gregory Ellis

Printed Name and Title: Gregory Ellis                                           Date: 11/2/2015

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